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                                                                    EXHIBIT 10.8

                     CARBON DIOXIDE TRANSPORTATION AGREEMENT

                                     BETWEEN

                             DENBURY RESOURCES INC.

                                AS "TRANSPORTER"

                                       AND

                             GENESIS CRUDE OIL, L.P.

                                  AS "SHIPPER"
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                     CARBON DIOXIDE TRANSPORTATION AGREEMENT

                                TABLE OF CONTENTS

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ARTICLE I - DEFINITIONS ...............................................      1
1.1      Defined words and terms ......................................      1

ARTICLE II - SCOPE OF TRANSPORTATION SERVICE ..........................      3
2.1      Transportation of Carbon Dioxide .............................      3
2.2      Redelivery of Carbon Dioxide .................................      3
2.3      Non-Exclusive Transportation .................................      4
2.5      Operation of Transporter's Pipeline ..........................      4
2.6      Transporter's Processing Rights ..............................      4
2.7      Excess Quantities ............................................      4
2.8      Call Option ..................................................      4

ARTICLE III - RATES AND CHARGES .......................................      5
3.1      Initial Rate .................................................      5
3.2      Adjusted Rate ................................................      5
3.3      Minimum Rate .................................................      5
3.4      Tax Reimbursement ............................................      5

ARTICLE IV - TERM; EARLY TERMINATION FOR DEFAULT ......................      6
4.1      Term .........................................................      6
4.2      Default ......................................................      6
4.3      Occurrence of Default ........................................      6

ARTICLE V - RECEIPT POINTS, DELIVERY POINTS AND PRESSURES .............      6
5.1      Receipt Points and Delivery Points ...........................      6
5.2      Responsibility ...............................................      7
5.3      Pressure Criteria ............................................      7

ARTICLE VI - QUANTITY .................................................      7
6.1      Delivery Rates ...............................................      7
6.2      Cooperation Regarding Deliveries .............................      8

ARTICLE VII - QUALITY SPECIFICATIONS ..................................      8
7.1      Specification ................................................      8
7.2      Testing ......................................................      8
7.3      Failure to Meet ..............................................      8

ARTICLE VIII - OWNERSHIP AND OPERATION OF FACILITIES ..................      9
8.1      Facility Ownership ...........................................      9
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ARTICLE IX - MEASUREMENT ..............................................      9
9.1      Measurement Point ............................................      9
9.2      Procedure ....................................................      9
9.3      Atmospheric Pressure .........................................      9
9.4      Meter Standards ..............................................      9
9.5      Temperature ..................................................      9
9.6      Density ......................................................      9
9.7      Samples ......................................................      9

ARTICLE X - FORCE MAJEURE .............................................     10
10.1     Definition ...................................................     10
10.2     Extended Force Majeure .......................................     10
10.3     Strikes and Lockouts .........................................     10

ARTICLE XI - NOTICES ..................................................     11
11.1     Transporter Notices ..........................................     11
11.2     Shipper Notices ..............................................     11
11.3     Change of Address ............................................     11

ARTICLE XII - PAYMENT, AUDIT AND FINANCIAL RESPONSIBILITY .............     11
12.1     Payment ......................................................     11
12.2     Auditing .....................................................     11
12.3     Failure to Pay ...............................................     12
12.4     Financial Responsibility .....................................     12

ARTICLE XIII - WARRANTY ...............................................     12
13.1     Warranty .....................................................     12

ARTICLE XIV - GENERAL TERMS AND CONDITIONS ............................     12
14.1     Waiver of Breach .............................................     13
14.2     Regulatory Bodies ............................................     13
14.3     CHOICE OF LAW ................................................     13
14.4     Joint Preparation ............................................     13
14.5     Assignment ...................................................     13
14.6     Modification and Entire Agreement ............................     13
14.7     Headings .....................................................     13
14.8     Damage Limitation ............................................     14
14.9     Arbitration ..................................................     14
14.10    Master Agreement; Conflicts ..................................     14
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
                     CARBON DIOXIDE TRANSPORTATION AGREEMENT

      THIS CARBON DIOXIDE TRANSPORTATION AGREEMENT (this "Agreement"), made and entered into effective as of September 1, 2003, by and between DENBURY RESOURCES INC., a Delaware corporation, hereinafter referred to as "Transporter", and GENESIS CRUDE OIL, L.P., a Delaware limited partnership, hereinafter referred to as "Shipper".

                                   WITNESSETH:

      WHEREAS, Shipper owns an interest in and/or has the right to market or otherwise control the disposition of Carbon Dioxide produced from certain wells located in the Jackson Dome area in Rankin County, Mississippi; and,

      WHEREAS, Transporter owns and operates a gathering system connected to a mainline pipeline extending approximately one hundred eighty-three miles from a point at the outlet flange of a Carbon Dioxide dehydration facility located in Rankin County near Jackson, Mississippi, to a point in White Castle, Ascension Parish, Louisiana, which currently is capable of delivering Carbon Dioxide to the various delivery points; and,

      WHEREAS, Transporter currently has available pipeline capacity for the transportation of Carbon Dioxide for Shipper; and,

      WHEREAS, Shipper desires to arrange for the transportation of Carbon Dioxide through Transporter's pipeline and Transporter desires to receive from, transport and redeliver to Shipper Carbon Dioxide in accordance with the terms and conditions stated in this Agreement.

      NOW, THEREFORE, for and in consideration of the mutual benefits to be derived, the terms and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Transporter and Shipper hereby agree with each other as follows:

                                    ARTICLE I
                                   DEFINITIONS

      1.1 Defined words and terms. Except where the context otherwise indicates another or different meaning or intent, the following words and terms as used herein shall have the meanings indicated:

            (a) The term "Airgas Contract" has the meaning set out in the Master Agreement.

            (b) The term "Bankruptcy Event" means, with respect to either party, the entry of a decree or order by a court of competent jurisdiction adjudging the party a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization,
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      arrangement, adjustment or composition of or in respect of the party under the Federal Bankruptcy Code or any other applicable law, or appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the party or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of sixty
      (60) consecutive days; or the consent by such party to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or similar relief under the Federal Bankruptcy Code or any other applicable law, or the consent by it to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the party or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due and its willingness to be adjudicated a bankrupt.

            (c) The terms "Carbon Dioxide" and "CO(2)" each mean a substance primarily composed of molecules containing one atom of carbon and two atoms of oxygen and containing at least 95 percent by volume of such molecules.

            (d) The term "Contract Year" means a period of three hundred sixty-five (365) consecutive days beginning on the first day of a full month following the month in which deliveries commence under this Agreement or on any anniversary thereof; provided, however, that any such year which contains a date of February 29th shall consist of three hundred sixty-six (366) consecutive days. This definition of Contract Year contemplates the possibility of first deliveries occurring on a day other than the first day of a month.

            (e) The term "cubic foot" is the amount of Carbon Dioxide necessary to fill one cubic foot of space at a base pressure of 15.025 psia and at a base temperature of 60 degrees Fahrenheit.

            (f) The term "Daily Maximum Quantity" has the meaning set out in the Master Agreement.

            (g) The term "day" means a period beginning at 7:00 a.m. (local time) on a calendar day and ending at 7:00 a.m. (local time) on the next succeeding calendar day. The date of a day shall be that of its beginning.

            (h) The term "Delivery Points" has the meaning stated in Section
      2.2.

            (i) The term "Industrial Sale Contracts" has the meaning set out in the Master Agreement.

            (j) The term "Jackson Dome Plant" means the Jackson Dome Processing Plant owned by Denbury located in Brandon, Rankin County, Mississippi.


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            (k) The term "Master Agreement" means that certain Production
      Payment Purchase and Sale Agreement executed contemporaneously herewith by Transporter and Shipper.

            (l) The term "Master Documents" means the Master Agreement and all agreements executed in connection therewith or pursuant thereto, including but not limited to this Agreement.

            (m) The term "MCF" means 1,000 cubic feet of Carbon Dioxide.

            (n) The term "MMCF" means 1,000,000 cubic feet of Carbon Dioxide.

            (o) The term "month" means a period beginning on the first day of a calendar month and ending at the beginning of the first day of the next succeeding calendar month.

            (p) The term "pound-mass" means the mass quantity of Carbon Dioxide equivalent to a pound-mass as defined by the United States National Bureau of Standards.

            (q) The term "Production Payment" has the meaning set out in the Master Agreement.

            (r) The term "psia" means pounds per square inch absolute.

            (s) The term "psig" means pounds per square inch gauge.

            (t) The term "Receipt Points" has the meaning stated in Section 2.1.

            (u) The term "Transportation Fee" has the meaning stated in Article III.

            (v) The term "Transporter's Pipeline" means Transporter's existing gathering system and pipeline used for the gathering, dehydration and transportation of Carbon Dioxide from wells owned or controlled by Transporter in Rankin County, Mississippi, which gathering system extends from various wellheads owned or controlled by Transporter to a point at the outlet flange of a Carbon Dioxide dehydration facility located in Rankin County, Mississippi, and which pipeline extends from that point to a point in Ascension Parish, Louisiana.

                                   ARTICLE II
                         SCOPE OF TRANSPORTATION SERVICE

      2.1 Transportation of Carbon Dioxide. Subject to all of the terms, conditions, and limitations of this Agreement, each day during the term hereof Shipper shall have the right to tender to Transporter at the Receipt Points set forth in Exhibit A (the "Receipt Points") for transportation hereunder any volume of Carbon Dioxide up to the Daily Maximum Quantity.

      2.2 Redelivery of Carbon Dioxide. Subject to all of the terms, conditions, and limitations of this Agreement, each day during the term hereof Transporter shall redeliver to

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Shipper, at the Delivery Points set forth in Exhibit B (the "Delivery Points"), the volume of Carbon Dioxide delivered by Shipper to Transporter at the Receipt Points on such day, as such volumes may be adjusted for Shipper's proportionate share of reductions due to Carbon Dioxide lost and unaccounted for in Transporter's Pipeline and any other loss or shrinkage factor generally applicable from time to time to Transporter's Pipeline.

      2.3 Non-Exclusive Transportation. Subject to the qualification as to priority set out in Section 2.4, nothing in this Agreement shall be construed to prohibit Transporter from transporting Carbon Dioxide for a person or persons other than Shipper. Nothing in this Agreement shall be construed to require Shipper to tender any minimum quantity of Carbon Dioxide to Transporter for transportation hereunder.

      2.4 INTENTIONALLY DELETED.

      2.5 Operation of Transporter's Pipeline. Except as otherwise provided in
Section 2.8, Transporter will at all times maintain, preserve and keep all improvements, machinery, equipment, pipe lines, tanks, fixtures and other personal property and equipment of every kind and nature now or hereafter required in connection with operation of Transporter's Pipeline in good repair, working order and condition, and promptly make all necessary and proper repairs, renewals, replacements and substitutions. Subject to the forgoing and its other obligations hereunder, Transporter may, at its sole discretion, at any time and from time to time, expand, extend, repair, reconfigure or temporarily shutdown Transporter's Pipeline and related equipment. In exercising the foregoing rights, Transporter shall have no liability to Shipper hereunder and shall use all reasonable efforts to minimize any adverse impact on Shipper's rights hereunder.

      2.6 Transporter's Processing Rights. Transporter reserves the right, prior to delivery to Shipper at the Delivery Points set forth herein, at the sole cost of Transporter, to process and/or treat Carbon Dioxide received from Shipper hereunder for any purpose; provided, however, subject to Section 7.3, Carbon Dioxide delivered to the Delivery Points shall meet the quality specifications of Article VII hereof.

      2.7 Excess Quantities. Shipper may, on any day and upon prior notice to Transporter, tender at the Receipt Point volumes of Carbon Dioxide in excess of the Daily Maximum Quantity, in which event Transporter may, in its sole judgment, transport all or any portion of such excess volumes on a fully interruptible basis. However, the transportation of any excess volumes by Transporter shall otherwise be subject to all of the terms and provisions hereof.

      2.8 Call Option. In the event a Triggering Event (as hereinafter defined) occurs, Transporter shall have the right and option to either (i) repair, replace, restore and reconstruct Transporter's Pipeline in substantially the form in which the same existed prior to any such Triggering Event or (ii) exercise (or cause the exercise of) the Call Option provided for in Section 2.4 of the Master Agreement. Transporter shall notify Shipper in writing of its election of one of the options set forth above within thirty (30) days from the date of the Triggering Event. If Transporter elects the option set out in clause
(i) above, then Transporter shall commence the restoration work within thirty
(30) days from the date of the Triggering Event and diligently prosecute and complete the restoration work within a reasonable time, in no event exceeding twelve (12) months from the date of the Triggering Event. If Transporter elects the option set forth in clause (ii) above, the Call Option set forth in Section 2.4 of the Master Agreement shall be exercised in accordance with the terms thereof. If Transporter fails to notify Shipper of its election of either clause (i) or (ii) above within thirty (30) days from the date of the Triggering Event, Transporter shall, as of such date, be deemed to have delivered notice to Shipper electing to exercise the option set forth in clause (i) above. For purposes hereof, a "Triggering Event" means (a) the entire or partial destruction or damage of Transporter's Pipeline by fire or any other casualty whatsoever; or (b) a mechanic failure or other breakdown of Transporter's Pipeline, which in either case actually renders Transporter's Pipeline inoperable for a minimum period of ninety-five (95) consecutive days.

                                   ARTICLE III
                                RATES AND CHARGES

      3.1 Initial Rate. For the transportation and dehydration of each MCF of Shipper's Carbon Dioxide received at the Receipt Points during any month, beginning with the date of first deliveries hereunder and continuing through the end of the first Contract Year, Shipper shall pay Transporter a transportation fee (the "Transportation Fee"), which fee shall initially be $0.16 (the "initial rate").

      3.2 Adjusted Rate. Effective on the first day of each Contract Year after the first Contract Year, the Transportation Fee shall be adjusted, upward or downward. Computations to determine such adjustments shall be made utilizing $0.16/Mcf as the base rate. The adjustment shall be based upon the change in the annual average of the Producers Price Index, "PPI," All Commodities, 1982 = 100, as published by the United States Department of Labor, Bureau of Labor Statistics. To determine the adjusted rate for each subsequent Contract Year, the following formula shall be used:

            Adjusted rate = Base rate x (0.10 + 0.90 x PPI current/PPI base) or the initial rate, whichever is greater.

            Thus, by way of illustration, should the average PPI for the year 2002 be 125, and the average PPI for the year 2003 be 130, the adjusted price for the subsequent Contract Year, 2004, commencing on the anniversary of the Contract Year, would be computed as follows:

                   $0.16 x (0.10 + 0.90 x 130/125) = $0.16576

      3.3 Minimum Rate. Notwithstanding the foregoing, the Transportation Fee, as adjusted herein, shall never be less than $0.16 per MCF.

      3.4 Tax Reimbursement. In addition to the Transportation Fee provided for above, Shipper shall reimburse Transporter for all taxes which are levied upon and/or paid by Transporter with respect to the services performed under this Agreement, but only if and to the extent that Shipper has the right to receive reimbursement for such taxes from Shipper's customers under the terms of Shipper's resale contracts with its customers.

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                                   ARTICLE IV
                       TERM; EARLY TERMINATION FOR DEFAULT

      4.1 Term. Subject to the other provisions hereof, this Agreement shall be effective from the date hereof and shall continue in force and effect until the Production Payment is fully discharged.

      4.2 Default. The occurrence of one or more of the following matters shall constitute a default by a party:

            (a) the occurrence of a Bankruptcy Event involving such party;

            (b) the failure of such party to make any payment to the other party as and when due hereunder where such failure continues for thirty (30) days after the delivery of written notice by the other party of such failure to make such payment; and,

            (c) the breach by such party of any other material covenant, agreement, obligation, duty or provision of this Agreement, where such breach continues for thirty (30) days after its receipt of written notice thereof from the other party; provided, however, that if the matter which is the subject of the breach cannot by its nature with due diligence be remedied by such within said thirty (30) day period, and such party shall have prepared a plan for remedying such failure that is reasonably acceptable to the other party and such party is proceeding with diligence to implement such plan, such thirty (30) day period shall be extended by such additional time period as may be reasonably required to implement such plan, and, provided further, however, that the remedying of such potential default shall not affect the right of the other party to terminate this Agreement if other defaults occur before such potential default has been remedied.

      4.3 Occurrence of Default. Upon the occurrence of a default by a party, the other party may exercise any right or remedy it may have at law and/or in equity; provided that Transporter shall not be entitled to terminate this Agreement. If pursuant to an arbitration proceeding conducted in accordance with
Section 14.9, it is determined that as a result of a Shipper default Transporter has suffered a specified amount of damages, the arbitrators may provided as a remedy to Transporter that Transporter may sell a portion of Shipper's carbon dioxide necessary to generate sufficient proceeds to reimburse Transporter for such damages.

                                    ARTICLE V
                  RECEIPT POINTS, DELIVERY POINTS AND PRESSURES

      5.1 Receipt Points and Delivery Points. The Receipt Points are set forth on Exhibit A. The Delivery Points are set forth on Exhibit B. Shipper may request at any time and from time to time that Transporter agree to one or more additional Receipt Points or Delivery Points on Transporter's Pipeline. Transporter shall not unreasonably withhold its agreement to the addition of any additional Receipt Point or Delivery Point requested by Shipper as long as Shipper reimburses Transporter for all incremental costs incurred or to be incurred by

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Transporter as a result of the addition of such Receipt Point or Delivery Point and, with respect to requested Receipt Points only, so long as Transporter owns or controls the well or wells to be producing into the requested Receipt Point. If Transporter's estimated incremental cost to establish an additional Receipt Point or Delivery Point requested by Shipper exceeds $25,000, then Transporter shall be entitled to require that Shipper pay Transporter such estimated incremental cost before agreeing to add such additional Receipt Point or Delivery Point, with a "true-up" payment being made by the appropriate party to the other party when the final, actual incremental costs of such additional Receipt Point or Delivery Point are known. Upon the addition of any Receipt Point or Delivery Point, the parties shall execute an amendment of this Agreement which shall reflect all of the Receipt Points or Delivery Points on a revised Exhibit A or Exhibit B, as appropriate. The exact point at which delivery by Transporter to Shipper shall be deemed to be made shall be the flange or weld connecting the facilities of Transporter's Pipeline with the facilities of Shipper or Shipper's designee.

      5.2 Responsibility. As between the parties hereto, and subject to the limitations set forth in other provisions of this Agreement, Transporter shall be responsible for any injuries, losses, expenses, claims, liabilities, or damages caused by the Carbon Dioxide while it is in Transporter's Pipeline until it shall have been delivered to Shipper or Shipper's designee at the Delivery Points, and, after such delivery, Shipper shall be responsible for any injuries, losses, expenses, claims, liabilities, or damages caused thereby. Subject to the limitations set forth in other provisions of this Agreement, each party (the "Indemnifying Party") shall indemnify the other party in respect of any injuries, losses, expenses, claims, liabilities, or damages occurring while the Carbon Dioxide is in possession of the Indemnifying Party. Transporter shall not take title to Shipper's Carbon Dioxide in Transporter's Pipeline merely by receipt of such Carbon Dioxide for Shipper's account

      5.3 Pressure Criteria. All Carbon Dioxide tendered by Shipper at any Receipt Point shall be delivered at pressures sufficient to enter Transporter's Pipeline at the working pressures maintained by Transporter at such Receipt Point from time to time. Transporter shall deliver the volumes of Carbon Dioxide as provided for hereunder at the Delivery Points at pressures ranging from 1100 to 1400 psig. Notwithstanding the foregoing, Transporter reserves the right at any time and from time to time, to revise the maximum and/or the minimum pressures set forth above on ten (10) days' prior notice to Shipper to the extent the implementation of any such revision is prudent in light of the operating conditions on the Transporter's Pipeline.

                                   ARTICLE VI
                                    QUANTITY

      6.1 Delivery Rates. Transporter and Shipper shall endeavor to deliver and to accept, respectively, Carbon Dioxide in as reasonable constant rates as is practicable. Transporter and Shipper understand and agree that the amount of Carbon Dioxide delivered hereunder from time to time may not exactly equate with the volume of Carbon Dioxide requested for delivery hereunder since variations may occur due to the inherent fluctuations in normal pipeline operations. Upon request from Shipper, Transporter may deliver Carbon Dioxide on any day in excess of the Daily Maximum Quantity, but Transporter shall not be obligated to do so.


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      6.2 Cooperation Regarding Deliveries. Shipper or Shipper's agent shall notify Transporter monthly, in advance, of Shipper's estimated daily requirements at each of the Receipt Points and the Delivery Points for the next succeeding month and Transporter shall deliver such requirements, up to the Daily Maximum Quantity, out of the volumes received by Transporter at the Receipt Points for Shipper's account. Transporter and to the extent it will not result in a default under a Industrial Sale Contract, Shipper agree to fully cooperate with each other in adjusting monthly and daily deliveries hereunder. Shipper or Shipper's agent shall give twenty-four (24) hours' prior notice of any additional changes in its daily requirements as may be necessary from time to time and, on receipt of such notice by Shipper, Transporter shall undertake as soon as practicable to conform its deliveries to Shipper's revised daily requirements (up to the Daily Maximum Quantity) and shall notify Shipper as soon as practicable if Transporter is unable to do so. In the event of an emergency which poses danger to life or property, no prior notice shall be necessary before partial or total shutdown by either party, but notice of such shutdown and the reason therefor shall be given as soon as practicable thereafter. If a shutdown becomes necessary for either party on a non-emergency basis, such party shall give at least twenty-four (24) hours' prior notice to the other party.

                                   ARTICLE VII
                             QUALITY SPECIFICATIONS

      7.1 Specification. The Carbon Dioxide delivered by Transporter to Shipper at the Delivery Points shall meet the following specifications (collectively the "Quality Specification"):

            (a) Water. The Carbon Dioxide shall not contain any free water and the water vapor content shall not exceed thirty (30) pounds per MMcf.

            (b) Hydrogen sulfide and sulfur. The Carbon Dioxide shall not contain more than 10 parts by weight of hydrogen sulphide nor more than 35 parts by weight of total sulfur per 1,000,000 parts of Carbon Dioxide.

            (c) CO(2) Volume. The Carbon Dioxide shall be 95% pure (dry basis).

      7.2 Testing. Transporter shall ensure that tests to determine the quality of Carbon Dioxide are conducted as often as necessary in Transporter's sole opinion, utilizing approved standard methods in general use. Transporter may furnish Shipper with copies of all test results. Transporter shall give Shipper reasonable notice of all such tests in order that Shipper or Shipper's agent may have its representative present, if Shipper so desires.

      7.3 Disclaimer. THE PARTIES HERETO RECOGNIZE AND AGREE THAT TRANSPORTER IS NOT A MERCHANT OF FOOD GRADE OR MERCHANTABLE CARBON DIOXIDE FOR USE IN FOOD OR DRINK OR OTHER CONSUMABLES AND TRANSPORTER IN NO WAY WARRANTS THE
MERCHANTABILITY OR FITNESS OF ANY CARBON DIOXIDE DELIVERED OR TO BE DELIVERED HEREUNDER FOR ANY PARTICULAR PURPOSE.

                                  ARTICLE VIII
                      OWNERSHIP AND OPERATION OF FACILITIES

      8.1 Facility Ownership. Transporter will own, operate and maintain the Transporter's Pipeline, and the pipelines and measurement facilities, including any additional equipment installed by or at the request of Shipper, at each Receipt Point and at each Delivery Point. Transporter will maintain Carbon Dioxide custody to the upstream flange of Shipper's valve on the outlet side of Transporter's measurement facilities at each Delivery Point. Transporter shall be solely responsible for the delivery of Carbon Dioxide to the inlet side of Shipper's tap valve at each Delivery Point. All piping downstream from the Delivery Points shall be the responsibility of Shipper.

                                   ARTICLE IX
                                   MEASUREMENT

      9.1 Measurement Point. The Carbon Dioxide delivered hereunder shall be measured for custody transfer at the Delivery Points in accordance with the standards set out in this Article.

      9.2 Procedure. Custody transfer measurement of Carbon Dioxide shall be determined from pound-mass quantities, which will be converted to standard cubic feet quantities. The molecular weight of the metered stream of Carbon Dioxide, calculated from the compositional analyses, shall be the basis for conversion of pound-mass measurement units to standard cubic feet measurement units.

      9.3 Atmospheric Pressure. The atmospheric pressure at the Delivery Point shall be based upon 14.73 psia at sea level, corrected to actual elevation, and may be assumed to be constant for calculation purposes.

      9.4 Meter Standards. The Carbon Dioxide delivered hereunder shall be measured with orifice meters constructed and installed in accordance with the October, 1981, compilation of standards in the American Petroleum Institute, Manual of Petroleum Standards, Chapter 14, with any subsequent amendments, revisions and additions which may be mutually acceptable to Transporter and Shipper. Computations of pound mass shall also be made in accordance with said manual.

      9.5 Temperature. The temperature of the Carbon Dioxide shall be determined by an on-line temperature measuring device so installed that it will sense the temperature of the Carbon Dioxide flowing through the meter.

      9.6 Density. The density of the Carbon Dioxide shall be determined by an on-line density meter referenced to weight in a vacuum, or by calculation utilizing the pressure, temperature and composition of the Carbon Dioxide flowing through the meter.

      9.7 Samples. A composite sample of Transporter's Pipeline Carbon Dioxide stream shall be accumulated during each month and analyzed for its composition by gas chromatograph or other methods agreed to by Transporter and Shipper, at Transporter's expense.

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                                    ARTICLE X
                                  FORCE MAJEURE

      10.1 Definition. If, while this Agreement is in effect, either party is rendered unable, wholly or in part, by Force Majeure to carry out its obligations (except financial obligations) under this Agreement, it is agreed that, on such party's giving notice and reasonably full particulars of such Force Majeure in writing to the other party within ten (10) business days after the occurrence of the Force Majeure relied on, then the obligations of the party giving such notice, so far as they are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused, but for no longer period, and such cause shall so far as possible be remedied with all reasonable dispatch. The term "Force Majeure", as used herein, shall mean acts of God, strikes, lockouts or other industrial disturbances, acts of the public enemy, wars, terrorism, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, storms, floods, high water, washouts, arrests and restraints of government and people, civil disturbances, explosions, breakage or accident to machinery or lines of pipe, freezing of wells or lines of pipe, partial or entire failure of wells, and any other causes, whether of the kind herein enumerated or otherwise, not reasonably within the control of the party claiming Force Majeure. Without limiting the generality of the foregoing, the term "Force Majeure" shall likewise include (a) in those instances where either party hereto is required to obtain servitudes, rights-of-way grants, permits or licenses to enable such party to perform hereunder, the inability of such party to acquire, or the delays on the part of such party in acquiring, at reasonable cost and after the exercise of reasonable diligence, such servitudes, rights-of-way grants, permits or licenses, and (b) in those instances where either party hereto is required to furnish materials and supplies for the purpose of constructing or maintaining facilities or is required to secure permits or permissions from any governmental agency to enable such party to perform hereunder, the inability of such party to acquire, or the delays on the part of such party in acquiring, at reasonable cost and after the exercise of reasonable diligence, such materials and supplies, permits and permissions. An occurrence of Force Majeure affecting Transporter's supply sources or processing facilities or gathering system or Transporter's Pipeline shall be deemed to be an occurrence of Force Majeure affecting Transporter hereunder.

      10.2 Extended Force Majeure. If, after deliveries have commenced hereunder, an event of Force Majeure significantly affects the amount of Carbon Dioxide Transporter is capable of delivering for a consecutive period of 180 days, then, at any time after such period and prior to the time such event has been remedied, Shipper may cancel this Agreement.

      10.3 Strikes and Lockouts. It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the party having the difficulty and that the above requirement that any Force Majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of any opposing party when such course is inadvisable in the discretion of the party having the difficulty.

                                   ARTICLE XI
                                     NOTICES

      11.1 Transporter Notices. All notices provided for herein shall be in writing and shall be deemed to be delivered to Transporter when deposited in the United States mail to the following address:

                             DENBURY RESOURCES INC.
                             Attn: Linda A. Miller
                             5100 Tennyson Parkway
                             Suite 3000
                             Plano, Texas 75024

      11.2 Shipper Notices. All notices provided for herein shall be in writing and shall be deemed to be delivered to Shipper when deposited in the United States mail to the following address:

                             GENESIS CRUDE OIL, L.P.
                             Attn: Mark J. Gorman
                             500 Dallas St. Suite 2500
                             Houston, Texas 77002

      11.3 Change of Address. Either party may change its address described in this Article by sending written notice to the other party in accordance with the provisions of this Article.

                                   ARTICLE XII
                   PAYMENT, AUDIT AND FINANCIAL RESPONSIBILITY

      12.1 Payment. Transporter shall furnish Shipper a monthly statement showing (i) the total quantity of Carbon Dioxide received hereunder during the preceding month at each Receipt Point, (ii) the total quantity of Carbon Dioxide delivered hereunder during the preceding month at each Delivery Point, and (iii) the incremental costs incurred by Transporter to add any additional Delivery Points requested by Shipper. Shipper shall make payment by wire transfer to such address as Transporter may designate from time to time on or before the later to occur of (x) the tenth day following the day that Transporter's monthly statement was delivered or (y) the twentieth day of the month following the month that Carbon Dioxide was delivered, such wire transfer being for all amounts payable hereunder.

      12.2 Auditing. Each party shall have the right at reasonable business hours to examine the books, records, and measurement documents of the other party to the extent necessary to verify the accuracy of any statement, payment, calculation, or determination made pursuant to the provisions of this Agreement for any Contract Year within two (2) Contract Years following the end of such Contract Year. If any such examination shall reveal, or if either party shall discover, any error or inaccuracy in its own or the other party's statement, payment, calculation, or determination, then proper adjustment and correction thereof shall be made as promptly as practicable thereafter, except that no adjustment or correction shall be made for an error or inaccuracy if more than two (2) Contract Years have elapsed since the end of the Contract Year in which such error or inaccuracy occurred.

      12.3 Failure to Pay. If Shipper fails to pay any amount payable to Transporter hereunder when due, interest thereon shall accrue and be payable at the lesser of (i) the highest legally permissible rate or (ii) the prime lending rate, plus an additional five percent (5%), established by the Chase Manhattan Bank, N.A., New York, from the date when payment was due until the date payment is made. If such failure to pay any amount continues for thirty (30) days or more after the due date of such amount for any reason, then (a) Transporter may suspend its deliveries of Carbon Dioxide hereunder, (b) Transporter shall have the right to make direct deliveries in satisfaction of the delivery requirements in the Industrial Sale Contracts, and (c) such matter shall be resolved in accordance with the arbitration provisions described in Section 14.9.

      12.4 Financial Responsibility. Notwithstanding anything to the contrary in this Agreement, should Transporter reasonably believe it necessary to assure payment for transportation of Carbon Dioxide being delivered or to be delivered hereunder, Transporter may at any time, require (i) advance cash payment; (ii) a standby irrevocable letter of credit at Shipper's expense in a form and from a bank acceptable to Transporter, in Transporter's sole opinion; or (iii) other security of a type and form and amount which may be deemed reasonably satisfactory to Transporter. In the event banking or credit information requested by Transporter has not been furnished within a reasonable time in Transporter's sole opinion, Transporter shall have the right, with five (5) days' prior notice, to withhold and/or suspend deliveries hereunder, in addition to any and all other remedies available hereunder; provided that Transporter shall not have the right to terminate this Agreement.

                                  ARTICLE XIII
                                    WARRANTY

      13.1 Warranty. Each party warrants, for itself, its successors, heirs, legal representatives and assigns, to the other party that at the time such party delivers Carbon Dioxide to the other party, such party will have good title to or the good right to deliver such Carbon Dioxide, and that such Carbon Dioxide shall be free and clear from liens, encumbrances and claims of every kind. Each party shall indemnify and save the other party harmless from all suits, claims, liens, damages, costs, losses, expenses and encumbrances of whatsoever nature arising from and out of claims of any or all persons to said Carbon Dioxide, or title thereto, or to royalties, taxes, license fees, payments or other charges thereon applicable before the delivery of the Carbon Dioxide by such party to the other party.

                                   ARTICLE XIV
                          GENERAL TERMS AND CONDITIONS

      14.1 Waiver of Breach. The waiver by any party of any breach of the provisions of this Agreement shall not constitute a continuing waiver of other breaches of the same or other provisions of this Agreement.

      14.2 Regulatory Bodies. This Agreement, all operations contemplated hereunder and all terms and provisions contained herein, and the respective obligations of the parties are subject to applicable federal and state laws and the applicable orders, rules, and regulations of any state or federal regulatory authority having appropriate jurisdiction. However, nothing contained herein shall be construed as a waiver of any right of any party to question or contest any such law, order, rule, or regulation in any forum having or alleging to have jurisdiction. Shipper and Transporter each agree to comply with all applicable laws and regulations governing the operations and transactions involved in this Agreement, including, but not limited to, applicable regulations governing safety, pollution, and pipeline and other operations. Transporter and Shipper understand that Shipper's ability to deliver Carbon Dioxide hereunder is subject to existing and future governmental regulations affecting Transporter's Pipeline.

      14.3 CHOICE OF LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MISSISSIPPI, EXCLUDING ITS CONFLICTS OF LAW PROVISIONS.

      14.4 Joint Preparation. This Agreement was prepared by all parties hereto and not by any party to the exclusion of one or the other.

      14.5 Assignment. The interests of the parties in this Agreement, and Transporter's interest in the Transporter's Pipeline, may not be subsequently assigned, either in whole or in part, unless (i) any such assignee expressly agrees in writing to assume and perform all of the assignor's obligations under this Agreement, and (ii) such assignment is made and accepted expressly subject and subordinate to this Agreement. Further, any subsequent assignment, either in whole or in part, to an entity that is not as financially creditworthy at the time of the assignment as the assignor shall require the consent of the other party hereto, which consent may not be unreasonably withheld or delayed. Subject to the compliance with the terms of clauses (i) and (ii) above, either party may encumber or pledge their respective interests in connection with a financing without the consent of the other party. Any purported assignment, sale, conveyance or other transfer in contravention of the foregoing terms shall be null and void. Subject to the foregoing, this Agreement binds and inures to the benefit of the parties and their respective permitted successors and assigns, and nothing contained in this Agreement, express or implied, is intended to confer upon any other person or entity any benefits, rights, or remedies.

      14.6 Modification and Entire Agreement. No amendment or other modification of the terms or provisions of this Agreement shall be made except by the execution of written agreements by both parties, and any attempted modification or amendment not in compliance with the terms of this sentence shall be void ab initio. This Agreement and the other Master Documents contain the entire agreement between the parties with respect to the subject matter hereof, and supersede and terminate all prior negotiations, representations or agreements, whether written or oral, by and between the parties with respect to such subject matter

      14.7 Headings. The Table of Contents and headings contained in this Agreement are used solely for convenience and do not constitute a part of the agreement between the parties hereto, and they should not be used to aid in any manner in construing this Agreement.

      14.8 Damage Limitation. Neither party shall be liable to the other for any special, indirect, consequential or punitive damages of any nature.

      14.9 Arbitration. In the event of a dispute between the parties as to any matter arising under this Agreement, such dispute shall be resolved in accordance with the dispute resolution provisions identified in Article XIV of the Master Agreement.

      14.10 Master Agreement; Conflicts. This Agreement is delivered pursuant to and as a part of the transactions under the Master Agreement and is made expressly subject thereto. In the event of any express conflict between the terms and provisions of this Agreement and the terms and provisions of the Master Agreement, the terms and provisions of this Agreement shall control. The inclusion in the Master Agreement of provisions not addressed in this Agreement shall not be deemed a conflict, and all such additional provisions contained in the Master Agreement (including but not limited to Section 15.1 thereof) shall be given full force and effect.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed in multiple originals by their proper officers thereunto duly authorized, as of the date first hereinabove written.


                                           TRANSPORTER

                                           DENBURY RESOURCES INC.

                                           By: /s/ Phil Rykhoek
                                               -----------------------------
                                               Phil Rykhoek
                                               Senior Vice President and
                                                 Chief Financial Officer


                                           SHIPPER

                                           GENESIS CRUDE OIL, L.P.

                                           By: /s/ Mark J. Gorman
                                               -----------------------------
                                               Mark J. Gorman
                                               President

                                   EXHIBIT "A"
                                       TO
                 CARBON DIOXIDE TRANSPORTATION AGREEMENT BETWEEN
                           DENBURY RESOURCES INC. AND
                             GENESIS CRUDE OIL, L.P.
                     DATED EFFECTIVE AS OF SEPTEMBER 1, 2003

               RECEIPT POINT LOCATIONS AND DAILY MAXIMUM QUANTITY

Daily Maximum Quantity: The Daily Maximum Quantity shall be the amount specified for such term in the Master Agreement.

                                            Daily Maximum Quantity at this Receipt
Receipt Point Description                   Point (if applicable)
-------------------------                   --------------------------------------
1.   AirGas                                 22,500 Mcf/d
     217 Andrew Jackson Circle
     Star, Mississippi 39167

2.   Praxair                                8,750 Mcf/d
     214 Carbonic Dr.
     Brandon, Mississippi 39042

3.   BOC                                    17,500 Mcf/d
     159 Andrew Chapel Rd.
     Brandon, Mississippi 39042

                                   EXHIBIT "B"
                                       TO
                 CARBON DIOXIDE TRANSPORTATION AGREEMENT BETWEEN
                           DENBURY RESOURCES INC. AND
                             GENESIS CRUDE OIL, L.P.
                     DATED EFFECTIVE AS OF SEPTEMBER 1, 2003

                            DELIVERY POINT LOCATIONS

                                         Daily Maximum Quantity at this Delivery
Delivery Point Description               Point (if applicable)
--------------------------               ---------------------------------------


Wells and wellhead meter numbers:

McKay #2 FQI 300
McKay #1 (not flowing)     FQI 301
Hauburg #4                 FQI 302
Hauburg #3                 FQI 303
Hauburg #1                 FQI 304
Hauburg #2                 FQI 305
Hauburg #6                 FQI 306
Hauburg #5                 FQI 307
Cruthirds #1               FQI 309
Denkmann                   FQI 310
International Paper (IP)   FQI 311
Barksdale                  FQI 312
